Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-179600) on Form S-8 of Sirius XM Holdings Inc. of our report dated June 16, 2023, relating to the statements of net assets available for benefits of SiriusXM Radio 401(k) Savings Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplementary information as of December 31, 2022, appearing in this Annual Report on Form 11-K of Sirius XM Radio 401(k) Savings Plan for the year ended December 31, 2022.

/s/ Moss Adams LLP

San Francisco, California
June 16, 2023

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